EXHIBIT 99

[LOGO AND LETTERHEAD]

FOR RELEASE APRIL 21, 2003	CONTACT:	Kenneth D. Mann	Clefton D. Vaughan
		Investor Relations	Public Relations
		(870) 881-6432	(870) 881-6407

Deltic Announces First Quarter 2003 Results

EL DORADO, AR. President and Chief Executive Officer, Ron L. Pearce, of Deltic Timber Corporation (NYSE-DEL) announced today that net income for the first quarter of 2003 increased 48 percent to $1.2 million, $.10 a share, compared to $.8 million, $.02 a share after preferred dividends, a year ago. Operating income totaled $5.4 million for the current year, up from $4.7 million in the first quarter of 2002, due primarily to a commercial sale in the Company’s Real Estate segment. Net cash provided by operating activities was $8.3 million for the first quarter of 2003, which compares to $10.6 million a year ago.

In commenting on the results, Mr. Pearce said, “The sale of a 29-acre commercial site in our Chenal Valley real estate development in Little Rock, Arkansas, made a significant contribution to income in the first quarter, and we believe this closing will generate additional interest in our other commercial offerings in this area of the development. Demand for residential lots at Chenal Valley remains strong as evidenced by the success of our first quarter offering, with buyer commitments on 96 of 118 lots offered. I am also encouraged by the marked improvement in the first quarter performance of Del-Tin Fiber, as the plant operated at or above rated capacity for much of the quarter.” Deltic’s Chairman, Robert C. Nolan, added, “The meaningful contribution from our Real Estate operations to first quarter earnings continues to validate this segments’ importance to Deltic, particularly during these difficult times in the forest products industry. We are optimistic that this positive trend from Real Estate may continue through the year.”

Operating income for Deltic’s Woodlands segment was $5.8 million in the current quarter, a decrease of $1.4 million when compared to $7.2 million for the first quarter of 2002. Based on the planned reduction in 2003 harvest volumes, the pine sawtimber harvest for 2003’s first quarter was down 31 percent when compared to a year ago, from 256,200 tons to 178,000 tons. Average pine sawtimber price was $39 per ton in the current period versus $42 per ton for the same quarter of 2002, a decrease of seven percent. During the first quarter of 2003, sales of 1,186 acres of timberland produced a gain of $.9 million, compared to similar sales of 328 acres at a $.3 million gain in the prior-year quarter.

The Company’s Mills segment loss of $2.3 million in 2003’s first quarter compares to a $1.2 million loss a year ago. The $1.1 million increase in the loss was primarily the result of a six percent reduction in lumber prices. Finished lumber sales price of $291 per thousand board feet was down $18 when compared to the corresponding quarter of 2002. Lumber sales volume increased 7.1 million board feet to 56.3 million in 2003, a result of improved mill efficiencies.

The Real Estate segment earned $3.4 million in the first quarter of 2003, which compares to $.2 million for the same quarter of 2002. Results for the current quarter include the sale of approximately 29 acres of commercial real estate at a pretax gain of $2.9 million. Residential lot sales totaled 47 lots, an increase of 21, during 2003’s first quarter; and average lot price of $69,200 increased $9,200 per lot due primarily to sales mix.

Corporate operating expense was $1.6 million in the current quarter, an improvement of $.2 million when compared to $1.8 million a year ago. Deltic’s equity in Del-Tin Fiber was a loss of $1.8 million for 2003’s first quarter and $2.4 million for the same period of 2002. Income tax expense of $.8 million for the current quarter increased $.2 million when compared to a year ago.

Capital expenditures were $12.7 million for the first quarter of 2003 and included $10.2 million for the purchase of approximately 6,700 acres of timberland; and expenditures for the corresponding quarter of 2002 totaled $4.1 million.

In regard to the outlook for the second quarter and year of 2003, Mr. Pearce stated, “We currently anticipate the pine sawtimber harvest to be 100,000 to 150,000 tons and 600,000 to 650,000 tons, respectively. The Company will continue its program to consider sales of timberland identified to be non-strategic or to have a higher and better use, with sales of 3,000 to 5,000 acres anticipated for the year. Finished lumber production and sales volumes will continue to be subject to market conditions, with sales currently estimated at 50 to 60 million board feet for the second quarter and 200 to 250 million for the year. Residential lot sales are projected to be 30 to 50 lots and 175 to 200 lots, respectively.

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the Federal Securities Laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates and general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, and the risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Deltic will hold a conference call on Tuesday, April 22, 2003, at 2 p.m. Central Time to discuss first quarter 2003 earnings. Interested parties may participate in the call by dialing 1-800-915-4836. The call will also be broadcast live over the Internet and can be assessed through the Investor Relations section of the Deltic website at www.deltic.com. Online replays of the call will be available through the Deltic website, and a recording of the call will be available until 11:59 p.m. Central Time on Tuesday, April 29, by dialing 1-800-428-6051 and referencing replay passcode identification number 289403.

Summary financial data and operating statistics for the first quarter of 2003 are contained in the following tables.

Deltic Timber Corporation

SEGMENTAL RESULTS OF OPERATIONS (Unaudited)

(Millions of dollars)

	Three Months Ended		Three Months Ended
	March 31, 2003		March 31, 2002
	Net Sales	Operating Income	Net Sales	Operating Income
Woodlands	$9.1	5.8	12.1	7.2

Mills	19.3	(2.3)	17.9	(1.2)

Real Estate	7.8	3.4	2.6	.2

Corporate	—	(1.6)	—	(1.8)

Eliminations	(3.8)	.1	(5.5)	.3

Total net sales/operating income	$32.4	5.4	27.1	4.7

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended March 31,
	2003	2002

Net sales	$32,429	27,095

Costs and expenses
Cost of sales	21,558	15,047
Depreciation, amortization, and cost of fee timber harvested	3,532	5,264
General and administrative expenses	1,900	2,047

	26,990	22,358

Operating income	5,439	4,737

Equity in Del-Tin Fiber	(1,845)	(2,393)
Interest income	28	36
Interest and other debt expense	(1,623)	(1,148)
Other income/(expense)	45	144

Income/(loss) before income taxes	2,044	1,376

Income taxes	(830)	(555)

Net income/(loss)	$1,214	821

Earnings per common share
Basic	$.10	.02
Assuming dilution	.10	.02

Dividends per common share	$.0625	.0625

Average common shares outstanding (thousands)	11,907	11,897

Deltic Timber Corporation

BALANCE SHEET DATA

(Thousands of dollars)

	(Unaudited) Mar. 31, 2003	Dec. 31, 2002

Working capital	$4,062	2,125
Total assets	317,929	310,546
Long-term debt	124,104	116,120
Stockholders’ equity	163,084	162,962

OTHER DATA (Unaudited)

	Three Months Ended March 31,
	2003	2002
Capital expenditures – thousands of dollars
Woodlands	$10,782	931
Mills	346	741
Real Estate	1,539	2,383
Corporate	58	16

Total	$12,725	4,071

Net cash provided by operating activities	$8,265	10,640

Woodlands
Pine sawtimber harvested from fee lands – tons	178,030	256,173
Pine sawtimber price – per ton	$39	42

Timberland sales – acres	1,186.44	328.04
Timberland sales price – per acre	$1,100	1,400

Mills
Finished lumber sales – thousands of board feet	56,303	49,235
Finished lumber price – per thousand board feet	$291	309

Real Estate
Residential
Lots sold	47	26
Average price per lot sold	$69,200	60,000
Commercial
Acres sold	29.17	—
Average price per acre sold	$123,700	—